Prospectus Supplement No. 2 (To Prospectus dated July 8, 2004)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-115897

DIGITAL RECORDERS, INC.

812,500 Shares of Common Stock

     This prospectus supplement relates to the offer and sale from time to time of up to 812,500 shares of common stock, $.10 par value per share, of Digital Recorders, Inc., a North Carolina corporation, by the selling shareholders named in the prospectus dated July 8, 2004, as previously supplemented by Prospectus Supplement No. 1 dated August 25, 2004. You should read this prospectus supplement in conjunction with the prospectus and Prospectus Supplement No. 1, copies of which are being delivered with this prospectus supplement. This prospectus supplement is qualified by reference to those documents, except to the extent that the information contained in this or any other prospectus supplement supersedes the information contained in those documents.

     The information contained herein supplements the information in the prospectus by including information reported in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 30, 2004.

     Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 of our prospectus dated July 8, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2004.

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The information set forth in the remainder of this prospectus supplement was included in Item 4.01 of Digital Recorders, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 30, 2004:

     On September 3, 2004, upon the determination and approval of the Audit Committee of its Board of Directors, the Company terminated its relationship with McGladrey as its independent auditor. The dismissal of McGladrey as independent auditors is consistent with the Board of Directors’ and Audit Committee’s belief that occasional rotation of the Company’s independent auditors may benefit the Company as it changes and grows.

     McGladrey’s audit reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2002 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two fiscal years ended December 31, 2002 and 2003 and the subsequent interim period preceding September 3, 2004, the effective date of the dismissal of McGladrey as independent auditors, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to McGladrey’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company’s consolidated financial statements for such years, except as noted in the following paragraph:

     In its Statement on Auditing Standards No. 61 Report to the Audit Committee dated April 13, 2004, relating to McGladrey’s audit of the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2003, McGladrey reported that it encountered “disagreements with management over the application of significant accounting principles, the basis for management’s judgments on these significant matters, and/or the scope of the audit or significant disclosures to be included in the financial statements.” These disagreements related to the valuation of beneficial conversion attributes of a series of the Company’s preferred stock, the characterization of a modification of the terms of such series and the deferred tax asset valuation allowance. The Company’s Audit Committee and Board of Directors discussed the subject matter of these disagreements with McGladrey. These matters

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were resolved in a manner deemed acceptable to McGladrey, as subsequently reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2003 and its quarterly filings on Form 10-Q for the 2004 fiscal year to date.

     Effective September 10, 2004, the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s independent public accounting and auditing firm. The Company has authorized McGladrey to respond fully to the inquiries of the successor accountant concerning the subject matter of each of the disagreements described in this report on Form 8-K.

     During the two fiscal years ended December 31, 2002 and 2003 and the subsequent interim period preceding September 3, 2004, the effective date of the dismissal of McGladrey as independent auditors, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) except for McGladrey’s statement in its April 13, 2004 Report to the Audit Committee and further presented in Item 9A to the Company’s Form 10-K, and subsequent amendments, and disclosed in the subsequent interim period filings, that there was a material weakness in internal control over financial reporting and certain reportable conditions — including the lack of organized documentation for capitalized software, formal procedures to reconcile inter-company accounts and transactions, a lack of segregation of duties in certain foreign subsidiaries and that there were not sufficient internal control policies and procedures over financial reporting for non-routine and complex transactions to ensure the reliability and accuracy of the Company’s financial statements and schedules.

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